Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	P.O. Box 2 Oak Ridge, NC 27310
For More Information Contact: Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces First Quarter Earnings

Oak Ridge, North Carolina, May 8, 2008 – Oak Ridge Financial Services, Inc. (NASDAQ CM: BKOR), the holding company for Bank of Oak Ridge, today reported net income for the first quarter of 2008 of $61,000, compared with net income of $172,000 for the same period in 2007. Basic and diluted earnings per share were $0.03 for the first quarter of 2008, compared with basic and diluted earnings per share of $0.10 and $0.09 cents for the same period in 2007.

Oak Ridge Financial Services and Bank of Oak Ridge President, Ron Black, in commenting on the results, noted, “While earnings for the first quarter of 2008 fell short of our expectations, they were primarily due to two factors – the unprecedented decrease in short-term interest rates that impacted our net interest margin, and the opening of our fifth banking office which impacted noninterest expense. Our growth in loans, deposits, and noninterest income as well as our continuing asset quality were the bright spots this quarter, with the offsets being a lower net interest margin and higher noninterest expense. We are hopeful that some strategies implemented near the end of the first quarter will greatly improve our operating performance for the remainder of 2008.”

Comparison of Results of Operations for the Three Month Periods Ending March 31, 2008 and 2007

Net Income

For the three months ended March 31, 2008, the Company reported a decrease in net income of 64 percent to $61,000 compared to $172,000 for the same period in 2007. Net income per diluted share decreased 67 percent to $0.03 compared to $0.09 for the prior year period. Returns on average assets and average equity were 0.09 percent and 1.39 percent, respectively, for the three months ended March 31, 2008, compared to 0.34 percent and 4.16 percent for the prior year period.

The primary factors contributing to the decline in net income from 2007 to 2008 was a decline in the Company’s net interest income and higher noninterest expenses due primarily to the opening of the Company’s fifth banking location in January 2008.

Net Interest Income

Net interest income was $1.9 million for the three months ended March 31, 2008 compared to $1.8 million for the prior year. The 7.8 percent increase in net interest income was due primarily to growth in average earning assets, but was offset by a decline in the net interest margin due to earning assets repricing downward faster than interest-bearing liabilities.

Net interest margin is interest income earned on loans, securities, and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the three months ended March 31, 2008 was 3.00 percent compared to 3.71 percent for the prior year period. The average yield on earning assets for the current period was 6.89 percent compared to 7.66 percent for the prior year period, and the average cost of interest-bearing liabilities was 4.01 percent for the current period compared to 4.19 percent for prior year period. The decline in interest rate spread from 3.20 percent to 2.70 percent was further impacted by a decline in the ratio of average interest-earning assets to average interest-bearing liabilities, which decreased from 110.14 percent at March 31, 2007 to 105.08 percent at March 31, 2008.

Between September 18, 2007 and March 18, 2008, the Federal Reserve Board decreased short-term interest rates six times for a total of 300 basis points. The rapid decline in short-term interest rates immediately impacts the Company’s yield on variable rate loans, which represent approximately 39 percent of the Company’s total interest-earning assets, however, the impact on interest-bearing liabilities, particularly certificates of deposit, occur as the fixed rate liabilities mature and reprice at market interest rates. Therefore, when the Federal Reserve Board decrease short-term interest rates rapidly this has a short-term negative impact on the Company’s net interest margin. Generally, once the fixed rate liabilities reprice at market rates the net interest margin returns to their previous levels.

Provision for Loan Losses

The Company’s provision for loan losses for the three months ended March 31, 2008 was $164,000 compared to $86,000 recorded in the prior year period. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. There were two factors that caused the significant increase in the provision from 2007 to 2008. First, the Company experienced greater loan growth in the first three months of 2008 compared to the same period in 2007. Some loan loss provision is recognized when loans are originated so greater loan production generally leads to higher loan loss provisions. Second, based on management’s review in the first three months of 2007 of the Company’s loan portfolio, the allowance to loan loss to total loans was reduced from 1.07 percent at December 31, 2006 to 1.06 percent at March 31, 2007. The allowance for loan losses to total loans was 1.00 percent at March 31, 2008 and December 31, 2007, and 1.06 percent at March 31, 2007.

Noninterest Income

Noninterest income totaled $754,000 for the three months ended March 31, 2008, up $175,000, or 30 percent, from $579,000 for the same period in 2007. Service fees and charges, which represent a relatively stable and predictable source of noninterest income, totaled $176,000 for the three months ended March 31, 2008, a 48 percent increase over the $119,000 of service fees and charges earned for same period in 2007. Mortgage loan fee income was negatively impacted by the economic slowdown that began in the latter part of 2007 and continued into the first quarter of 2008, and totaled $95,000 for the three months ended March 31, 2008, a 9 percent decrease over the $104,000 of mortgage loan fee income earned for 2007. The Bank’s Investment Services Group, which services its banking offices, and the Oak Ridge Wealth Management division, which was formed in 2005 and operates independently of the Bank, comprise all of the investment and insurance commissions noninterest category. Investment and insurance commissions totaled $206,000 for the three months ended March 31, 2008, a 45 percent increase over the $142,000 earned in 2007, largely due to increased revenue from both the Investment Services Group and the Oak Ridge Wealth Management business units. Fee income from accounts receivable financing totaled $167,000 for three months ended March 31, 2008, a 328 percent increase over the $39,000 earned in the same period in 2007. This increase is largely due to the addition of seven new customers in the first quarter of 2008. The decline in trading income was caused mostly by a significantly smaller trading portfolio in the first three months of 2008 compared to the same period in 2007. Income earned on bank owned life insurance totaled was relatively unchanged from 2007 to 2008. Other service charges and fees benefited from the Bank’s increased number of product offerings and deposit accounts, and totaled $62,000 for the three months ended March 31, 2008, a 32 percent increase over the $47,000 earned in 2007.

Noninterest Expense

Non-interest expenses were $2.4 million for the three months ended March 31, 2008 compared to $2.0 million for the prior year period. The $400,000 or 20 percent increase reflects the continuing efforts to expand the Company’s infrastructure and branch network, and was specifically related to the opening of the Company’s fifth banking location in January of 2008. Of the $400,000 increase in total noninterest expense, approximately $280,000 was in salaries and employee benefits and other expenses, which are expenses impacted by the branch network and infrastructure improvements. The major components of noninterest expense are shown in Table 4.

Salaries and employee benefits for the three months ended March 31, 2008 were $1.3 million reflecting an $200,000 increase when compared to the $1.1 million for the same period in 2007. Increases in salaries and employee benefits were due to an increase in support positions to service the Company’s continued growth, as well as the opening of the Company’s fifth banking location in January 2008.

Equipment, data processing, and telecommunications expenses were relatively unchanged from 2007 to 2008 as these areas were not significantly impacted by the Company’s continued growth, and were positively impacted by the an emphasis on controlling such expenses.

Occupancy expense was relatively unchanged from 2007 to 2008, as the increase in occupancy expense related to the opening of the Company’s fifth banking office was offset by a reduction in depreciation expense related to the Company’s operations facility, which was opened in 2000 as the Bank’s original banking office and is now fully depreciated.

Professional and advertising expenses for the three months ended March 31, 2008 were $287,000, reflecting a $68,000 increase when compared to the $219,000 for the same period in 2007. Increases in accounting and auditing, marketing and advertising, and expenses for outsourced services contributed to the overall increase in professional and advertising expenses from 2007 to 2008.

Other noninterest expenses for the three months ended March 31, 2008 were $353,000 reflecting a $90,000 increase when compared to the $263,000 for the same period in 2007. Increases in FDIC insurance premiums of $45,000, brochures and printing materials of $22,000, and dues and memberships of $9,000, contributed to the overall increase in other expense. Additionally, expenses related to the servicing of the Company’s accounts receivable financing program increased by $70,000 from 2007 to 2008. These increases were offset by decreases in expenses related to employee travel, training and education, and charitable expenses.

Income Taxes

Income tax expense was $36,000 for the three months ended March 31, 2008 and $82,000 for the same period in 2007. The decline in income tax expense from 2007 to 2008 was primarily due to lower net income before provision for income taxes in 2007 as compared to 2008.

Analysis of Financial Condition from December 31, 2007 to March 31, 2008

Average earning assets increased to $255.6 million during the three months ended March 31, 2008, or 32 percent, from $194.1 million during the same period in 2007. Earning assets represented 93.3 percent of total assets during the three months ended March 31, 2008, and 93.8 percent during the same period in 2007. The mix of average earning assets changed slightly from the three months ended March 31, 2007 to the same period in 2008, with loans growing from 79.5 percent of total assets in 2007 to 80.3 percent in 2008, investment securities declining from 12.4 percent of total assets in 2007 to 7.7 percent in 2008, Federal funds sold and interest-bearing bank deposits increasing from 1.9 percent of total assets in 2007 to 5.3 percent in 2008, and non-interest earning assets increasing from 6.3 percent of total assets in 2007 to 6.7 percent in 2008. The primary reason for the large increase in Federal funds sold and interest-bearing bank deposits was due to a significant increase in deposits during the first three months of 2008. Subsequent to March 31, 2008 most of these funds shifted from Federal Funds sold to taxable investment securities.

Loans Receivable

The Company makes both commercial and consumer loans to borrowers in all neighborhoods within its market areas, including low- and moderate-income areas. The Company emphasizes commercial loans to small and medium sized businesses, real estate loans, and consumer loans.

Loans receivable totaled $228.3 million at March 31, 2008, up $15.6 million, or 7 percent, from $212.8 million at December 31, 2007. Two primary factors contributed to the strong growth in loans from the end of 2007 to the end of the first quarter in 2008. First, the Company’s continued expansion into Greensboro led to more commercial loan opportunities. Second, the weakening economy led large financial institutions to abandon entire lines of business which led to quality loan opportunities.

Allowance for Loan Losses and Asset Quality

The allowance for loan losses totaled $2,273,000 at March 31, 2008, up $153,000, or 7 percent, from $2,120,000 at December 31, 2007.

The allowance for loan losses is maintained at a level considered adequate by management to provide for anticipated loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries.

As of March 31, 2008, the Bank did not have any subprime loans or investment securities with any subprime loans on its balance sheet. Nonperforming assets to period-end loans increased from 0.18% at December 31, 2007 to 0.54% at March 31, 2008, and nonperforming assets and accruing loans past due 90 days or more increased from $375,000 at December 31, 2007 to $1.2 million at March 31, 2008. Of the $1.2 million of nonperforming assets and accruing loans past due 90 days or more, $1.0 million represent two loans secured by a single-family residence that is under contract to be sold to a credit qualified buyer on May 9, 2008.

Investments and other interest-earning assets

The Company’s portfolios of investment securities, which are classified as either available-for-sale or held-to-maturity, consist of government sponsored enterprise, government sponsored enterprise guaranteed mortgage-backed securities, and mortgage backed securities not guaranteed by government sponsored enterprises. Other interest-earning assets consist of interest-bearing deposits with banks and Federal Funds sold.

Investments and other interest-earning assets totaled $43.5 million at March 31, 2008, up $11.8 million, or 37 percent, from $31.7 million at December 31, 2007. The large increase was due to the purchase in March of 2008 of $16.5 million in mortgage backed securities not guaranteed by government sponsored enterprises.

Deposits

Deposits totaled $238.7 million at March 31, 2008, up $20.2 million, or 9 percent, from $218.5 million at December 31, 2007. Of the $20.2 million increase in total deposits from December 31, 2007 to March 31, 2008, $1.0 million of the increase was in noninterest-bearing deposits with the remaining increase in interest-bearing deposits. The increase is noninterest-bearing deposits was due to a company wide focus on gathering noninterest-bearing deposits, particularly deposits held by business and non-profit entities. The increase in noninterest bearing deposits was largely due to the Company’s continued expansion into Greensboro, North Carolina.

Borrowings

Borrowings, which consist of short and long-term debt, and junior subordinated notes related to trust preferred securities, totaled $30.3 million at March 31, 2008, up $6.0 million, or 25 percent, from $24.3 million at December 31, 2007. The increase in borrowings, which consist of Federal Home Loan Bank of Atlanta advances, was to fund loan and investment growth during the first three months of 2008.

Stockholders’ Equity

Stockholders’ equity totaled $17.6 million at March 31, 2008, down approximately $100,000, or 0.6 percent, from $17.7 million at December 31, 2007. In September 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 was effective for the Company on January 1, 2008. The Company did adopt EITF 06-04 on January 1, 2008 which resulted in a $259,000 decrease to retained earnings. This decrease to retained earnings was offset by net income of $61,000 for the three months ended March 31, 2008. The remaining increase in retained earnings was due to an increase in accumulated other comprehensive income.

About the Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with four locations in Oak Ridge, Summerfield and Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

Unaudited

	Three months ended March 31,
	2008	2007	Change
Income Statement Data:
Total interest income	$4,453	$3,715	19.9%
Total interest expense	2,538	1,940	30.8

Net interest income	1,915	1,775	7.9
Provision for loan losses	164	86	90.7
Non-interest income	754	579	30.2
Non-interest expense	2,408	2,014	19.6

Net income before provision for income taxes	97	254	(61.8)
Provision for income taxes	36	82	(56.1)

Net income	$61	$172	(64.5)

Per share data and shares outstanding: (1)
Basic net income per share	$0.03	$0.10	(70.0)%
Diluted net income per share	0.03	0.09	(66.7)
Book value at period end	9.82	9.26	6.0

Weighted average number of common shares outstanding (000’s):
Basic	1,791.5	1,790.2	0.1%
Diluted	1,801.1	1,855.3	(2.9)
Shares outstanding at period end	1,791.5	1,790.2	0.1

	March 31, 2008	December 31, 2007	Change
Balance sheet data
Total assets	$288,563	$262,208	10.1%
Loans receivable	228,347	212,821	7.3
Allowance for loan losses	2,273	2,120	7.2
Other interest-earning assets	43,515	31,724	37.2
Total deposits	238,679	218,516	9.2
Borrowings	30,248	24,248	24.7
Stockholders’ equity	17,584	17,684	(0.6)

	Three months ended March 31,
	2008	2007
Selected performance ratios:
Return on average assets (2)	0.09%	0.34%
Return on average stockholders’ equity (2)	1.39	4.16
Net interest margin (2)(3)	3.00	3.71
Net interest spread (2)(4)	2.70	3.20
Noninterest income as a % of total revenue	28.3	24.6
Noninterest income as a % of average assets (2)	1.1	1.1
Efficiency ratio (5)	90.22	85.56
Noninterest expense as a % of average assets (2)	3.5	3.9

	March 31, 2008	December 31, 2007
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	0.54%	0.18%
Allowance for loan losses to period-end loans	1.00	1.00
Allowance for loan losses to total assets	0.79	0.81
Net loan charge-offs to average loans outstanding (2)	0.02	0.02

	March 31, 2008	December 31, 2007

Capital and liquidity ratios:
Equity to assets ratio	6.1%	6.7%
Loans to deposits	95.7	97.4

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

Unaudited

	Three months ended March 31,
	2008	2007	Change
Total Revenue
Net interest income	$1,915	$1,775	7.9%

Fees and other revenue:
Service charges on deposit accounts	176	119	47.9
Mortgage loan origination fees	95	104	(8.7)
Investment and insurance commissions	206	142	45.1
Fee income from purchase of accounts receivable	167	39	328.2
Trading gain	8	89	(91.0)
Income earned on bank owned life insurance	40	39	2.6
Other	62	47	31.9

Total noninterest income	754	579	30.2

Total revenue	$2,669	$2,354	13.4

	Three months ended March 31,
	2008	2007	Change
Noninterest Expense
Salaries and employee benefits	$1,284	$1,092	17.6%
Occupancy	134	128	4.7
Equipment	140	133	5.3
Data and items processing	84	73	15.1
Professional and advertising	287	219	31.1
Stationary and supplies	62	44	40.9
Telecommunications expense	64	62	3.2
Other	353	263	34.2

Total noninterest expense	$2,408	$2,014	19.6

	Three months ended March 31,
	2008	2007	Change
Average Balances
Total assets	$273,907	$207,027	32.3%
Loans receivable	219,860	164,656	33.5
Allowance for loan losses	2,172	1,727	25.8
Other interest-earning assets	35,754	29,428	21.5
Total deposits	257,968	173,030	49.1
Borrowings	24,993	16,302	53.3
Stockholders’ equity	17,608	16,751	5.1

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three-month periods ended March 31, 2008 and 2007 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.